ADMINISTRATIVE FEE AGREEMENT

AGREEMENT entered into as of ("Effective Date") by and between T. Rowe Price Services, Inc. ("T. Rowe Price"), the transfer agent of the T. Rowe Price Funds-F Class of shares ("F Class Funds"), and _________________________________ (the "Company").

WHEREAS, the Company is a broker-dealer and has selected as investment options for its financial advisor platform customers ("Clients") one or more of the F Class Funds advised by T. Rowe Price Associates, Inc. or T. Rowe Price International, Inc. and distributed by T. Rowe Price Investment Services, Inc.;

WHEREAS, the Company maintains accounts on the books of one or more of the F Class Funds and the Company performs various recordkeeping and administrative services ("Administrative Services") with respect to the underlying accounts held by its Clients;

WHEREAS, the F Class Funds have instituted a program ("Program") whereby they may, in their discretion, pay the Company a fee to compensate the Company for certain expenses incurred as a result of providing such Administrative Services to its Clients, provided the Company meets the criteria set forth below;

WHEREAS, T. Rowe Price has the authority to enter into this Agreement on behalf of the F Class Funds and will administer the Program and calculate and distribute the payment owed to the Company on behalf of the F Class Funds;

WHEREAS, the payments to be made by the F Class Funds under the Program are intended to reflect expenses the F Class Funds otherwise would have incurred if the Company did not perform the Administrative Services; and

WHEREAS, the parties believe they would benefit from participating in the Program.

NOW, THEREFORE, it is agreed as follows:

1.Administrative Services. The Company agrees to provide, and incur all expenses incident to providing, Administrative Services with respect to investment in the F Class Funds by its Clients. It is anticipated that such services will include but shall not be limited to:

a. Transmission of purchase and redemption orders to T. Rowe Price;

b.Maintenance of separate records for each Client reflecting shares purchased and redeemed and share balances;

c. Mailing of shareholder confirmations and periodic statements;

d.Processing dividend payments;

e.Telephonic support to respond to questions regarding services described in a. through c.;

Provision of other Administrative Services as shall be mutually agreed upon from time to time by the parties; and

g.The Company agrees to promptly notify T. Rowe Price in writing if it or its agent ceases to perform any of the Administrative Services described in this Paragraph 1.

2.Payment for Administrative Services. In consideration of the Company providing the services outlined in Section 1 of this Agreement, each F Class Fund, with respect solely to the investment in such F Class Fund by the Company, shall pay the Company on a monthly basis the fee set forth on Schedule A of this Agreement ("Payment"); provided, however:

a.The Company agrees to review the Payment calculated each month by T. Rowe Price and notify T. Rowe Price within thirty (30) business days after receipt of such Payment if the Company believes there are any discrepancies between its records and the Payment.

b.The Company agrees to promptly notify T. Rowe Price of any changes in account registration or account changes that may impact Payment. Notification must include addition of new accounts due to a merger, acquisition or other corporate action. Payment under this Agreement will not begin until T. Rowe Price is notified.

c.Payments will begin the calendar month in which T. Rowe Price receives the fully-executed Agreement.

d.At the request of T. Rowe Price, the Company shall provide written certification that it continues to perform the Administrative Services listed in Section 1.

3.Nature of Payments. The parties to this Agreement recognize and agree that each F Class Fund`s Payment to the Company under this Agreement represents compensation for Administrative Services only and does not constitute payment in any manner for investment advisory services or for costs of distribution of the Fund`s shares. The payments described under Paragraph 2 are the sole payments due under this or any other Agreement among the parties and are the responsibility of the applicable F Class Fund, not T. Rowe Price or any of its affiliates. The obligations of each F Class Fund are several and not joint; no F Class Fund is responsible for the Payment of any other F Class Fund. The Company represents that it may legally receive the payment contemplated by this Agreement and its acceptance of the Payment is in accordance with all applicable rules and regulations, including the Employee Retirement Income Security Act ("ERISA"). Unless otherwise stipulated, Payment shall be made to the Company.

4.Method of Payment. Unless otherwise agreed, payment of any amounts owed under this Agreement shall be made by check and mailed to the following address of Company:

___________________________________________
___________________________________________
___________________________________________
Attention: __________________________________

5.Term. This Agreement shall remain in full force and effect until either party provides the other with 30 days written notice of its intent not to continue the Agreement. This Agreement and all obligations hereunder shall terminate automatically upon the redemption of the Company`s investments in the F Class Funds. The F Class Funds reserve the right to decrease the Payment with 30 days written notice to the Company.

6.Agreement. In the event of any inconsistency between this Agreement and any other written or oral agreement between the Company and T. Rowe Price or any of its affiliates, the terms and conditions of this Agreement will govern. Notwithstanding anything to the contrary in this Agreement, all purchases and sales of F Class Funds are subject to the terms of the F Class Fund`s most current prospectus. This Agreement may not be assigned by any party without the prior written consent of the other parties. Schedule A constitutes a part of this Agreement.

7.Governing Law. This Agreement shall be construed in accordance with the laws of the State of Maryland.

8.Notice. Notices hereunder shall be in writing and shall be addressed to a party either at its address below or at a changed address specified by it in a notice to the other party hereto.

Company:_________________________
_________________________
_________________________
Attn.: _________________________

T. Rowe Price:
T. Rowe Price
100 East Pratt Street
Baltimore, Maryland 21202
Attn.: Jackie Lippy
Telephone No.: (410) 345-2404
Copy to: Laura H. Chasney, Esquire

9.Amendment. This Agreement may be amended only upon mutual agreement of the parties hereto in writing.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the Effective Date.

COMPANY	T. ROWE PRICE SERVICES, INC.
By: _____________________________ Name:__________________________ Title:___________________________ Date:___________________________	By: _____________________________ Name: Laura H. Chasney Title: Vice President Date:___________________________

AFP AgreementsAFP Agmt-F Class-7 8 2010

SCHEDULE A

1. In consideration of the Administrative Services to be provided by the Company, Payment shall be made to the Company at an annualized rate of 0.10% of the average daily net asset value of all the Company`s aggregate investment in the F Class Funds, which shall be paid monthly provided, however, Payment shall be made to Company at an annualized rate of 0.15% of the average daily net asset value solely for defined contribution retirement plan ("DC Plan") assets invested through the Company in the F Class Funds, provided, T. Rowe Price identifies the assets as DC Plan assets.

2.Payment levels will be calculated based on the average daily net asset value of shares of the F Class Funds held by the Company over the month. To calculate this Payment, the Company`s aggregate investment in the F Class Funds (net asset value per share of each F Class Fund multiplied by total number of shares held by the Company in each F Class Fund) will be calculated for each calendar day during the month, and divided by the total number of calendar days during such month. (For example, on a day when the Company has no assets in the F Class Funds, a "0" balance will count for that day when computing the average daily balance for the month.) The Payment contemplated by this Paragraph shall be calculated by T. Rowe Price at the end of each calendar month and will be paid to the Company within 30 calendar days thereafter.

3.The Company agrees to review the Payments described in this Schedule and calculated each month by T. Rowe Price and notify T. Rowe Price within thirty (30) business days after receipt of such Payment if the Company believes there are any discrepancies between its records and the payment. T. Rowe Price shall not issue backpayments (including DC Plan asset payments not correctly identified as such) except in the event the Company provides such discrepancy notification.